Exhibit 99.2

Marvel Entertainment, Inc.

Transcript of Conference Call

Moderator: Peter Cuneo

November 6, 2006

9:00 a.m. EST

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Marvel Entertainment Third Quarter Results Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we’ll conduct a question-and-answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator, please press star-0. As a reminder, this conference is being recorded, Monday, November 6, 2006. I would now like to turn the conference over to Mr. Peter Cuneo, Vice Chairman of the Board. Please proceed, sir.

Peter Cuneo

Thank you very much, operator, and welcome everyone to Marvel's third quarter conference call. With us today here in New York, participating on the call we have Ken West, our Chief Financial Officer; David Maisel, EVP, Office of the Chief Executive; and John Turitzin, EVP, Office of the Chief Executive. We're going to start today with our Safe Harbor agreement, then Ken West will deliver a few prepared comments; and then we'll open the floor to questions and answers.

David Collins

Some of the statements that the company will make on this conference call, such as statements of the company's plans, expectations, and financial guidance, are forward-looking. While forward-looking statements reflect the company's good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties. The company's actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today's news announcement and the company's filings with the Securities and Exchange Commission, including the company's reports on Form 8-K, 10-K, and 10-Q. Marvel assumes no obligation to publicly update or revise any forward-looking statement.

Ken West

Good morning, everyone, this is Ken West.

For this quarter, total net sales were $92 million, a 14% increase from $81 million in Q3 2005, driven by anticipated increases in publishing and toys, which more than offset an anticipated decline in the licensing segment. Consolidated operating margins were approximately 30% this quarter as compared to 44% in Q3 2005, primarily due to lower sales in the licensing segment, which generates the highest margins, and an increase in expense due primarily to option expensing and employee benefit costs.

Now for a few Q3 divisional highlights.

Licensing Segment net sales decreased 15% to $28 million, primarily due to lower contributions from domestic merchandise licensing and the Spider-Man merchandising joint venture with Sony. These declines were partially offset by modest increases in contributions from international licensing and the studio division, which each increased approximately $1.4 million, versus Q3 2005.

Operating margins in the licensing division declined to 47% this quarter, compared to 60% in the year-ago period, reflecting the impact of a comparable level of fixed expenses on lower revenues.

As indicated, revenues increased 20% to $30.9 million in the publishing segment. This increase was due to higher comic sales into the direct market, reflecting the marketing benefits of “Civil War,” a special comic book series with tie-ins to some of our established comic series. The quarter also reflects higher custom publishing revenue and higher sales of trade paperbacks and hard cover books into both the direct and book market channels. Operating margins remained largely consistent in this quarter at 42%, compared to 43% in last year’s Q3, as costs rose proportionately with sales.

Marvel’s Q3 2006 Toy Segment net sales reflect toys manufactured and sold by Marvel as compared to toys produced primarily by our master toy licensee last year, leading to a year-over-year increase in Toy segment revenues to $33 million this quarter from $22.1 million in the year-ago period. Toy sales in Q3 2006 primarily reflect core classic Marvel character lines. I’ll remind everyone that last year’s third quarter toy sales were enhanced by royalty revenue related to the licensed Fantastic Four movie toy line.

Toy segment operating margins decreased to 22% for the third quarter, as compared to 48% in the last year’s period, predominantly the result of a shift from sales recorded last year as royalty and service fee income, with no corresponding Cost of Revenue expense, to toy product sales recorded in 2006 subject to the corresponding Cost of Revenues.

Consolidated net income and EPS amounts this quarter were $13.2 million, or $0.16 per fully diluted share vs. $23.4 million or $0.23 per diluted share in last year’s Q3.

Marvel’s Q3 net income reflects a 42% tax rate due primarily to higher state, local and foreign taxes compared to approximately 32% in the year ago third quarter, when we recognized state and local Net Operating Loss carry-forwards and tax free investment returns.

Now let’s turn to our balance sheet.

We closed the third quarter with cash and equivalents (excluding restricted cash) of approximately $35 million. During the third quarter, we reduced our outstanding borrowings, under our working capital credit facility, to approximately $80 million, from the approximately $97 million at June 30, 2006, and currently such balance has been reduced to under $30 million. During this quarter, we did not repurchase any shares, and continue to have approximately $50 million available for share repurchases under our June 2006 $100 million share repurchase program.

Now for our financial guidance for the balance of the year and for our outlook for 2007.

As indicated in this morning’s press release, Marvel has narrowed its net sales guidance range and also raised its 2006 net income and EPS guidance ranges, principally reflecting higher operating profits in the licensing and publishing segments than previously anticipated, partially offset by estimated higher corporate expense.

We have raised the low-end of our net income guidance for 2006 from $43 million to $53 million, and raised the high-end from $53 million to $56 million. Full year guidance for fully diluted earnings per share, principally reflecting the benefit of the increase in net income guidance – is now in the range of $0.61 to $0.64 per share – as compared to the previous range of $0.50 to $0.60 per share. Our full year earnings per share guidance is based on a weighted average diluted share count of approximately 88 million shares.

We continue to expect cash flow from operations to exceed $120 million in 2006, as cash payments from licensing contracts executed in prior years are collected. As previously indicated cash flow will benefit from the elimination of approximately $40 million in cash taxes which were expected to be paid in the second half of 2006 - as option exercises by senior management earlier this year created a tax benefit that effectively creates an NOL carry-forward for the year. This benefit to free cash flow will be partially offset by incremental development costs related to the expansion of activities within Marvel Studios, particularly anticipated development activities related to the Marvel feature film slate. Through the first nine-months of 2006, these capitalized expenses approximated $4 million, and they are expected to increase to approximately $13 - $15 million by year end, less than we indicated in our last call, owing to the deferred payment structures of certain pre-production activities, principally for Iron-Man and The Hulk properties.

Now for our 2007 Guidance.

This morning we initiated net sales, net income and diluted EPS guidance for fiscal ‘07 which reflect substantial increases over expected 2006 metrics. Net sales for 2007 are expected to be in a range of $375 million to $435 million, with the improvement over 2006 anticipated net sales largely reflecting a meaningful increase in Licensing and Toy net sales, with more modest improvement expected in the publishing segment.

Licensing net sales are expected to benefit from the sales of the Spider-Man merchandising joint venture, with Spider-Man 3 scheduled for release in May 2007. We expect to record the first sales related to Spider-Man 3 licensing efforts in Q1 2007 as some products have an early on shelf date ahead of the movie’s release.

Overall, the minimum guarantees related to Spider-Man 3 licensing efforts are approximately $75 million, approximately double the guarantees related to Spider-Man 2 and four times the level of guarantees we had secured ahead of the initial Spider-Man film back in 2001. Licensing sales are also expected to benefit, but to lesser extents, from consumer product licensing related to the Ghost Rider and Fantastic Four 2 feature films scheduled for release next year.

In addition, 2007 licensing revenue is also expected to benefit from toy license contributions pursuant to Marvel's master toy license agreement with Hasbro, as well as the anticipated collection of a non-refundable $70 million license guarantee payment tied to the timing of the release of Spider-Man 3, and from film license revenue contributions from the three feature films slated for release by Sony and Fox in 2007.

Our 2007 guidance assumes that we will be reimbursed during the year for all costs related to the development of feature films for release in 2008 – as they are planned to be “greenlit” for production during 2007, and that we will invest – during 2007 - approximately $20 million in costs related to the development of feature films for release in 2009 and beyond, which are not expected to be "greenlit" for production during 2007, and for which we will not be reimbursed during the year.

Absent any changes in effective income tax rate from the adoption of the FASB’s final Interpretation No. 48, Accounting for Uncertainty in Income Taxes – which is required to be adopted effective January 1, 2007, we anticipate an effective 2007 income tax rate of approximately 37%. We are actively evaluating the impact during this fourth quarter.

Reflecting all of this, our 2007 net income is anticipated to be in a range of $115 million to $132 million, deriving an expected diluted EPS in the range of $1.35 - $1.55 per share.

Let me now turn the call back over to Peter to commence our Q&A ...

Peter Cuneo

Thanks very much, Ken. Operator, we'd like to start with questions.

Operator, are you there?

Operator

Yes sir.

Ladies and gentlemen, if you’d like to register a question, please press the 1 followed by the 4 on your telephone. You’ll hear a three-tone prompt to acknowledge your request.

If your question has been answered and you’d like to withdraw your registration, please press the 1 followed by the three. If you’re using a speakerphone, we ask you to please lift your handset before entering your request. One moment please for our first question.

Your first question comes from Elizabeth Osur - Citigroup.

Elizabeth Osur - Citigroup

Thanks, great quarter, guys. I just wanted to follow up on your toy expectations for next year. I was hoping you could give us a little bit more color in terms of what level of toy sales you are expecting or what sort of royalties you're expecting, and how those might split out between the different movie properties? Thank you.

Peter Cuneo

Liz, I think the best way for us to answer that is we expect the operating income from our toy business next year to represent 30% of our total guidance. That would include not only what we get from Hasbro but also all of our other toy licenses and the business that we're still running ourselves.

Elizabeth Osur - Citigroup

Okay, so you can't give anymore color between the films?

Peter Cuneo

I think it would be unfair to Hasbro for us to offer specific guidance. I think if you're interested in that, you might direct that question to Hasbro.

Elizabeth Osur - Citigroup

Okay. Thanks.

Operator

Our next question comes from Eric Handler - Lehman Brothers.

Eric Handler - Lehman Brothers

Thanks, good morning. Can you just dig a little deeper on your balance sheet for the third quarter? Your cash was higher than expected and I was surprised you paid down your credit facilities as much as you did. Was there anything specific in the quarter that you got in terms of a licensing payment that helped out the third quarter free cash flow? Also, can you discuss free cash flow expectations for 2007?

Ken West

Eric, that's a very good question. Number one, with respect to the first question, we are just continually receiving the scheduled minimum guaranty payments and overages that were anticipated for the full year. Additionally, we are collecting advances on Spiderman 3 merchandise license agreements, that as I mentioned, will be recognized in Q1 and Q2 of 2007. As far as cash flow from operations that we anticipate for 2007, we're initially estimating that in the $80 million to $90 million cash range.

Eric Handler - Lehman Brothers

Thank you.

Operator

Our next question comes from the line of Gordon Hodge - Thomas Weisel Partners.

Gordon Hodge - Thomas Weisel Partners

Good morning, a couple of questions. I was wondering if you had succeeded with any of the international presales related to the Iron Man film or Hulk, or if that is something we should anticipate shortly. Also I think you mentioned in '07 guidance that you're expecting strong interactive revenues. I think, if I'm not mistaken, you might have a mobile license that's expiring or being renewed or whatever. Maybe you could talk about that.

Lastly, I would just notice that Take Two is producing the Fantastic Four 2 game. I'm just wondering, is that a new relationship? I thought Activision had done or had rights to the Fantastic Four properties? Thanks.

David Maisel

Gordon, hi this is David.

Going through your three questions: first on the international presales, we are progressing with those actively for both Iron Man and Hulk. We are not in a situation to make announcements at this point in time, but those discussions are progressing as scheduled. On the interactive revenues for next year, those are primarily video game related. We do have a wireless partner, and that contract goes through the fall of 2008.

Gordon Hodge - Thomas Weisel Partners

Oh it does? OK.

I think your last question was about the Fantastic Four video game. That is a new relationship for that game which will be released with the movie next year. That game is going on schedule, as well.

Operator

Our next question comes from Michael Savner - Banc of America Securities.

Michael Savner - Banc of America Securities

Hi, good morning, thanks. A few questions regarding the Hasbro deal. Can you give us maybe a little more insight into the types of marketing and distribution changes we might see now that Hasbro is taking control of that, namely for Spiderman?

Second, any type of innovation or changes to product focus? Obviously I know you don't want to tip your hand this early, but just from a competitive standpoint, what Hasbro is doing differently given that there is already a fair amount of product in the channel.

Lastly, I’m sorry all on the same topic, can you refresh us on how the accounting for that $70 million payment from Hasbro was received? Does that come in at 100% margin or do you write something against at? Thanks very much.

Peter Cuneo

With regard to Hasbro's marketing and distribution, obviously we've discussed this before on these calls. Hasbro is going to do significantly more marketing that we did in our prior arrangement either by ourselves or with Toy Biz Worldwide. They will be doing that through a particular emphasis on international.

As you know, when we had the business through Toy Biz Worldwide, we acted through distributors in international markets. Hasbro, generally speaking, does not act through distributors and therefore is much closer to the market and to retailers than we were previously. So the combination of those two things leads us to be optimistic about the results that Hasbro will have. We continue to work very closely with them.

With regard to products, you are right, we really don't want to talk too much about individual products yet. But I can tell you that Marvel continues to be very active on a daily basis with Hasbro on a number of things, but particularly on product development. Hasbro has actually used some of the talent that we have here and will continue to use the talent that we have here left over from when we did the business ourselves or for Toy Biz Worldwide.

With regards to the $70 million.

Ken West

Michael this is Ken. The revenue recognition associated with our Hasbro license is on an earned royalty basis, so irrespective of the payments we have collected -- as you know, we did collect $100 million as the initial Hasbro advance -- that was established as deferred revenue initially and will be recognized as income, along with the $70 million payment related to Hasbro sales, and the royalties related to those. So we recognize income under this contract as earned in the future.

Michael Savner - Banc of America Securities

Perfect, thank you.

Operator

Our following question comes from the line of Barton Crockett - JP Morgan. Please proceed.

Barton Crockett - JP Morgan

Thank you very much for taking the question. A couple of things. First, can you give us your cash flow from operations in the quarter and the related CapEx numbers, to help us kind of figure out what happened with the cash there?

Secondly, you guys didn't do share repurchases in the quarter. I am just wondering, why not? If you can give us some broad parameters because you guys have been very active in other quarters. What is guiding when you get usually active, and when you are not there? Those would be a couple of questions and then a follow-up.

Peter Cuneo

In regards to the cash flow, Ken will take that.

Ken West

Barton, in fact we expect to file our 10-Q tomorrow. Our statement of cash flow in full detail will be included in that filing. Please look for that first thing tomorrow morning.

Barton Crockett - JP Morgan

So you won't give us anything to deal with today during the day?

Ken West

Just other than the cash that we have generated and debt paid down, I think you'll get a good feel for the cash generation of the business through September 30.

Barton Crockett - JP Morgan

Okay, and then on the share repurchase?

John Turitzin

Barton, its John Turitzin. With respect to the share repurchases, we do have $50 million left in the program that's been authorized. We repurchase shares on an opportunistic basis and watch the market. We haven't expressed any particular formula for buying back shares. We continue to watch the market and buy when we think the price is appropriate and the market's appropriate based on various factors.

Barton Crockett - JP Morgan

All right. Then a question about the publishing segment, the top line there was obviously very strong in the third quarter, the second quarter. How sustainable is that in the fourth quarter? Does your '07 guidance presume that maybe that's down given that you have such tough comps year over year?

Peter Cuneo

Well, we've had a lot of success, Barton, this year particularly led by Civil War, which has been an extraordinary all year-long event for us. We are forecasting in our '07 guidance for the publishing business -- both in terms of revenue and in terms of operating income -- to be up roughly in the middle single-digits in terms of growth for next year, a little bit ahead of inflation. It is a tough comp, but our publishing people are being very aggressive when it comes to looking at the business in the future and very, very optimistic.

Barton Crockett - JP Morgan

OK great. One final question, I was just wondering if you could talk about your proprietary movie slate coming up '08 and beyond. What arrangements do you guys have in place for Pay TV? Do you have any of the HBO or Showtime agreeing to accept all of your movies or not? Because that is a meaningful part of the earnings contribution as those get through the tail. I was wondering if you could describe that.

David Maisel

Barton its David. For pay television, we will be using our partners paid television deals. So with the films that Paramount distributes, for example, Iron Man will go through their deal and for Universal with the Hulk, we will go through their deal. As you might recall, we did keep U.S. free TV as a reserve property for Marvel, and we will sell that ourselves independently to the best partner. But paid television goes through our distribution partner.

Barton Crockett - JP Morgan

But those deals, are they set? In other words, is Paramount working with Showtime, Universal with someone else and we know what they are going to be, '08 and '09 that they will be required, the networks have agreed to basically take the production?

David Maisel

Both Paramount and Universal have deals set now, both in the U.S. and around the world. Those deals are deals that have different renewal rates to them and different expiration dates, so we have full confidence they will have in place attractive market deals for our films.

Barton Crockett - JP Morgan

I'll leave it there, thank you very much.

Operator

Our next question comes from Lowell Singer - Cowen & Co. Please proceed.

Lowell Singer - Cowen & Co.

Thanks, good morning. I have a couple questions about the film portion of your business. David, could you talk about the timing of releasing Spiderman and Fantastic Four within a month of each other? And then the following year having Iron Man and Hulk within a month of each other? What are the pros and cons of putting them that closely together?

Second, can you just update us on the future of the X-Men franchise and where you think Sony will go with Spiderman following the release of Spiderman 3 next year? Thanks.

David Maisel

On your first question regarding release dates, we're very, very happy to today announce the release date for Hulk of June 27, 2008. Our films have done extremely well in the early and summer time periods. That is also a great time for our merchandising and toy activities to release our films. We focus very intensely on the right dates for our properties. We find that we can do very well with our movies. They stand on their own, independent of when other Marvel movies are released. They're viewed as individual stories and different in terms of their nuances.

All that being said, we do see that in both next year and the following year there is a significant number of weeks between the releases to give enough time for the two Marvel films. We also are very cognizant of other properties that are being released from the competitive marketplace, probably more so than anything else. We are fortunate because we can plan so far in advance given the structure of our film facility and the knowledge of the properties that we are making that as we say today, we have our two films scheduled for 2008, which is a very early time for us to be planting our flags and should be helpful for competitive reasons.

On the future of the X-Men and Spiderman franchises, those are questions probably best asked to our partners Fox and Sony. Obviously those films have done tremendously well and made significant amount of profits for our partners Sony and Fox. So I would be under the assumption that they would very much want to continue those properties in an aggressive manner.

Lowell Singer - Cowen & Co.

David, if I could just follow-up on the first part of the question again, is there any negative implication on the merchandising side of the business, having the films out essentially at the same time? Do you run the risk of losing any shelf space or losing promotions around one of the films since they are within six weeks of one another? Or do you think that's enough time that you don't run that risk at all?

David Maisel

We are finding that working with our partners and specifically Hasbro, that they're very excited about the release schedules that we've announced and that the strength of the brand within the Marvel brand can overcome any kind of constraints that there might be in terms of distribution. But those time periods of the year, as you might be aware are good to get your toys, especially, in the shelves.

There are very competitive summers coming up, especially next year with the various films that are being released in addition to Spiderman 3 and Fantastic Four 2. You have Pirates of the Caribbean, and Harry Potter and Shrek the Third so it will be a very competitive summer on the shelf space for toys next summer, independent of the Marvel films but definitely in addition to the Marvel movies. We would like to point that out. We are obviously working with our partners to try to be as successful as we can be in a crowded summer next year.

Peter Cuneo

And Lowell this is Peter. We've assumed that in our '07 guidance that some of our businesses will be affected by all of those films next year. There are six major films, including Spiderman and Fantastic Four being released between May 7th of next year and late July.

Operator

Our following next question comes from Alan Gould - Natexis Bleichroeder. Please proceed sir.

Alan Gould - Natexis Bleichroeder

Question on how much was the film financing division interest expense in the quarter? When you give your guidance for next year, we were assuming about $25 million of film financing division interest expense for '07. Is that included or not included in the guidance numbers you gave?

Ken West

Alan this is Ken. Principally a majority of the film finance interest expense, that which is related to the production activity, will be capitalized as production costs for each of the films. The interest on the borrowing [closing] costs that we borrowed over a year ago, those amounts average about $3.5 million to $4 million per quarter and those are being expensed as incurred because they don't relate to actually spending money on the development of a film. So hopefully that addresses your question.

Operator

Our next question comes from Joe Hovorka - Raymond James. Please proceed.

Joe Hovorka - Raymond James

A couple of quick questions. One is I know Hasbro has started shipping some toys already. Did you have any Hasbro revenue in the September quarter?

Secondly, you said, I think, $75 million in minimum guarantees for Spiderman 3, I'm assuming some of that has already been collected. Can you give us a sense of how much has been paid in advance?

Then in the licensing segment, can you give us what was paid to the studios as a licensing share for this quarter versus last year in this quarter? Maybe break out what the overages were in the quarters?

Ken West

Joe, that is a number of questions. Let’s see if I got some of them. As far as the advances on the Spiderman 3 associated with those guarantees, we have probably collected between an eighth and one-quarter of those minimum guarantees through September 30. There's more cash to be coming.

As far as the merchandise share to our studio partners, that's on a consistent level with all prior periods. It's all proportionate to the collection and the earnings associated with merchandise licensing. Your first question was?

Joe Hovorka - Raymond James

Any Hasbro toy revenue recognized? I know they have started shipping some product, I don't know when it started, though.

Ken West

There has been no revenue recognition associated with the Hasbro license through September 30. We have a contribution anticipated in Q4, but not of significance. It relates to, again, as royalties and service fees are earned associated with their wholesale sell-in in Q4.

Joe Hovorka - Raymond James

Could you give us the dollar amount of the share paid to the studios and then also the overage number?

Ken West

The overage number I believe is approximately, a little less than $8 million domestically and approximately $4 million internationally in Q3 in the merchandise share payments. The payments to studios are not specifically disclosed.

Joe Hovorka - Raymond James

Okay. Thank you.

Operator

Our next question comes from the line of Mike Hickey - Janco Partners. Please proceed.

Mike Hickey - Janco Partners

Hey, guys, great quarter. Thanks for taking my question. On the budget side for Iron Man and Hulk, can you give us a tighter budget range for those two films, individually? A follow-up on the video game tie-ins, I am guessing that you guys are obviously going to want to license those releases. Have you signed a deal yet with a developer/publisher? Obviously it's taking a little bit longer for these guys to get video game tie-ins given the next-gen consoles. If you have or if you're going to, will you realize some of those economics in 2007?

David Maisel

On your first question regarding budgets, in our August 10th Analyst Day, we gave a likely range of our budgets as between $100 million and $160 million for these films. At this point that's still the range we would like to keep in place.

Regarding the video games for the slate films, yes, we are actively talking to various partners about the slate films and are working through and having a very positive reaction in the marketplace from partners who want to team up with our movie properties. It's likely that when deals are done for those properties that we would receive some revenue in 2007 as those deals would be signed.

Mike Hickey - Janco Partners

A follow-up to that, it looks like you have a new relationship you said, with Take Two. Is this multiple bidders here? Are you going to the market? Meaning, do you get the sense that overall the economics on the video game side should be improving for you? Would you say that's accurate?

David Maisel

As you are probably aware, we've done extremely well with our video games. As we speak, Ultimate Alliance with our partner Activision is the number one game in the country and doing extremely well. But overall our portfolio of games have sold extremely well to-date. So there's a lot of interest from all of the various video game publishers to be our partners for our properties.

The significance of the video game market itself, as everyone is aware, is under a lot of attention now and is growing as these new platforms come in. So we are very happy with the reaction to these properties and we feel like we should have continued strong video game sales going forward. We are talking to all of the players in the marketplace and finding out who is both ready to pay the best economic terms and also make the best games for the greatest success of the games.

Mike Hickey - Janco Partners

Great, thanks, guys

Operator

Our following question comes from the line of Arvin Bhatia - Stern Agee.

Arvin Bhatia - Stern Agee

Good morning, guys. My first question, if you guys can help us get a breakdown of where your profits will come from next year from the three divisions? Licensing is obviously going to be a big part.

Peter Cuneo

Well, Arvin, I mentioned early that toys would be 30% of our operating income. Obviously the drivers for '07 are heavily weighted towards licensing, particularly with Spiderman 3 and our overall toy business, as well, with Hasbro. Video games we expect to have a tremendous year next year on video games. So most of the growth, if you will, is loaded into the licensing segment.

Operator

We have no further questions at this time, sir. I now turn the call back to you.

Peter Cuneo

Thank you all very much for participating today. We appreciate it very much. We hope to talk to you again next quarter. Good day.

Operator

Ladies and gentlemen, that does conclude your conference call for today.